                                                                  EXHIBIT (9)(a)

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of the 1st day of March, 1996, by and between FMB Funds, Inc., a Maryland corporation (the "Company"), and SEI Financial Management Corporation (the "Administrator"), a Delaware corporation.

         WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), whose shares are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such portfolios of the Company (each, a "Portfolio" and, together, the "Portfolios") as the Company and the Administrator may agree on and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

         The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

         ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Board of Directors of the Company (the "Directors") with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. The Administrator may appoint a sub-administrator to perform certain of the services to be performed by the Administrator hereunder, subject to the prior written consent of the Company.

         The Administrator shall provide the Company with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the Directors may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Directors, the Administrator shall make reports to the Directors concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrator shall:

        (A) calculate contractual Company expenses and control all disbursements for the Company, and, as appropriate, compute the Company's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

        (B) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements, and proxy materials;

        (C) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's shares with state securities authorities, monitor sale of Company shares for compliance with state securities laws and file with the appropriate state securities authorities the registration statements and reports for the Company and the Company's shares and all amendments thereto as may be necessary or convenient to register and keep effective the Company and the Company's shares with state securities authorities to enable the Company to make a continuous offering of its shares;

        (D) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to Company shareholders, and supervise and facilitate the solicitation of proxies solicited by the Company for all shareholder meetings, including the tabulation process for shareholder meetings;

        (E) coordinate with Company counsel the preparation and negotiation of, and administer, contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, and transfer agent;

        (F) maintain the Company's general ledger and prepare the Company's financial statements, including expense accruals and payments, determine the net asset value of the Company's assets and of the Company's shares, and supervise the Company's transfer agent with respect to the payment of dividends and other distributions to shareholders;

        (G) calculate performance data of the Company and its portfolios for dissemination to information services covering the investment company industry;

        (H) coordinate and supervise the preparation and filing of the Company's tax returns;

        (I) examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio, including, without limitation, the Company's investment adviser, distributor, custodian, transfer agent, outside legal counsel and independent public accountants, and at the request of the Directors, report to the Directors on the performance of such persons;

        (J) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate the layout and printing of the Company's semi-annual and annual reports to shareholders;

        (K) provide internal legal and administrative services as requested by the Company from time to time;

        (L) assist with the design, development, and operation of the Company, including new portfolio and class investment objectives, policies and structure;

        (M) provide individuals acceptable to the Directors for nomination, appointment, or election as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Directors;

        (N) advise the Company and its Directors on matters concerning the Company and its affairs;

        (O) obtain and keep in effect fidelity bonds and Directors and officers errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act, as such bonds and policies are approved by the Company's Board of Directors;

        (P) monitor and advise the Company and its Portfolios on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

        (Q) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement and transfer agent agreement;

        (R) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable;

        (S) prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2;

        (T) prepare and distribute materials for all Directors' meetings, including the mailing of all materials to be reviewed by the Directors, except that Company counsel shall record the minutes of any meeting of the Directors and provide the Administrator, promptly upon request of the Administrator, with a copy of such minutes for inclusion in any Board materials; and

        (U) assist, including routine compliance testing, the Company and any investment adviser retained by the Company (the "Investment Adviser") in complying with the requirements of (i) any federal or state law or reguation applicable to the Company or the Investment Adviser, including, but not limited to, the 1940 Act and the Investment Advisers Act of 1940, and (ii) the Company's current Prospectus and Statement of Additional Information; provided however that such compliance shall be the obligation of the Company or the Investment Adviser, as the case may be.

Also, the Administrator will perform such other services for the Company as agreed from time to time, including, but not limited to performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's out-of-pocket expenses.

         ARTICLE 3.     Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Directors of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Directors of the Company to perform services on behalf of the Company.

         (B) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Company or any affiliated person of the Administrator or any investment adviser of the Company, the costs of Directors' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

         ARTICLE 4.    Compensation of the Administrator.

         (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation at an annual rate specified in Schedule A. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly.

         If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         (B) Compensation from Transactions. The Company hereby authorizes any entity or person associated with the Administrator which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Company which is permitted by Section 11(a) of the Securities Exchange Act of 1934 (the "1934 Act") and Rule 11a2-2(T) thereunder, and the Company hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

         (C) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed prior to its date of termination shall survive the termination of this Agreement.

         ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include Directors, officers, employees and other agents of the Administrator as well as that corporation itself.)

         So long as the Administrator, or its agents, acts in good faith and with due diligence and without gross negligence, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, relationship to the Company or any other service rendered to the Company hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder.

         The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the

Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         The Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Company until receipt of written notice thereof from the Company.

         ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and shareholders of the Company are or may be or become interested in the Administrator as Directors, officers, employees and shareholders or otherwise and that Directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a shareholder or otherwise.

         ARTICLE 7. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information related to the Company and its prior, present or potential shareholders and related to any investment adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         ARTICLE 8. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         ARTICLE 9. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

         ARTICLE 10. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in Schedule A and shall remain in effect for the initial term of the Agreement (the "Initial Term") and each renewal term thereof (each, a "Renewal Term"), each as set forth in Schedule A unless terminated in accordance with the provisions of this Article 10. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party hereto on 90 days' written notice, as of the end of the Initial Term or the end of any Renewal Term; (c) by either party hereto on such date as is specified in written notice given by the terminating party in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of the Administrator; or (e) as to any Portfolio or the Company, effective upon the liquidation of such Portfolio or the Company, as the case may be. For purposes of this Article 10, the term "liquidation" shall mean a transaction in which the assets of the Administrator, the Company or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

         This Agreement shall not be assignable by the Administrator, without the prior written consent of the Company, except to an entity that is controlled by, or under common control, with, the Administrator.

         ARTICLE 11. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 12. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

         ARTICLE 13. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 14. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Company, at c/o Kevin P. Robins, General Counsel, SEI Financial Management Corporation, 680 East Swedesford Road, Wayne, PA 19087; and if to the Administrator at 680 East Swedesford Road, Wayne, PA 19087-1658.

         ARTICLE 15. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 16. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 17. Binding Agreement. This Agreement, and the rights and obligations of the parties and the Portfolios hereunder, shall be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FMB Funds, Inc.

By:
   ------------------------

Attest:
       --------------------

SEI FINANCIAL MANAGEMENT CORPORATION

By:
   ------------------------

Attest:
       --------------------

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                        DATED AS OF ______________, 1995
                                     BETWEEN
                                 FMB FUNDS, INC.
                                       AND
                      SEI FINANCIAL MANAGEMENT CORPORATION

Portfolios:   This Agreement shall apply to all Portfolios of the
              Company, either now in the future created. The following is a listing of the current portfolios of the Company: FMB Money Market
              Fund, FMB Intermediate Government Income Fund, FMB Michigan
              Tax-Free Bond Fund and FMB Diversified Equity Fund (together, the
              "Current Portfolios").

Fees: Pursuant to Article 4, Section A, the Company shall pay the Administrator compensation for services rendered to each Portfolio at an annual rate, which is calculated daily and paid monthly, at a maximum administrative fee equal to (a) with respect to the Current Portfolios, 0.20% of such Portfolio's average daily net assets and (b) with respect to any other Portfolio, the greater of 0.20% of such Portfolio's average daily net assets, or $100,000.

Term: This Agreement shall become effective on _____________________, and shall remain in effect for an Initial Term of five (5) years from such date and, thereafter, for successive Renewal Terms of two (2) years each, unless and until this Agreement is terminated in accordance with the provisions of Article 10 hereof.